Exhibit 99.1

NEWS RELEASE
CONTACT:
Janine Orf
(314) 275-3680
FOR IMMEDIATE RELEASE
PATRIOT COAL ANNOUNCES MINE CLOSURES
     ST. LOUIS, January 21 — Patriot Coal Corporation (NYSE: PCX) today announced a broad initiative to reconfigure certain of its Central Appalachian mining complexes. As a follow-on to the earlier idling of the Jupiter complex, and based on a comprehensive review of its mining operations, the Company intends to idle its Remington complex and Black Oak mine, and reduce activity at the Rocklick preparation facility.
     In reviewing its current mining operations, reserves, and potential organic growth opportunities, the Company has made cost per ton the key focal point in its decision-making. Achieving an improved cost structure is essential to realizing the Company’s full potential, both now and when market conditions improve. In some cases, this has led to the idling of mature mining complexes, while continuing to develop properties with more favorable mining conditions in order to better utilize the Company’s resources, including capital and personnel.
     The Remington complex produced 1.0 million tons of thermal coal in 2008 at one surface and two underground mines. Lower mining recovery at this complex resulted in a higher cost structure, as compared to others in the Patriot portfolio. In today’s softer market conditions, continuing these operations was not considered economically feasible.
     The Black Oak mine is a follow-on operation to replace metallurgical production from the Harris mine, which is reaching the end of its mine life. With current weak demand in the metallurgical market, the Company has decided to suspend this operation until the market improves. The Company had expected to produce approximately 0.9 million tons at the Black Oak mine in 2009. In conjunction with the idling of the Black Oak mine, the Company will also reduce manpower and operating time at its Rocklick preparation plant.

     In connection with the idling of these facilities, the Company gave notice today, in compliance with the Worker Adjustment and Retraining Notification (“WARN”) Act. Approximately 400 positions are expected to be eliminated as a result of these actions.
     Concurrently, as the Company continues to optimize its operations and reserves, development continues on projects already underway, including Blue Creek and Hill Fork. These projects are designed to provide flexibility for the Company to increase production as market conditions warrant.
     The Blue Creek complex, including two underground mines in Kanawha County, West Virginia, will have ultimate annual production capacity of up to 1.8 million tons of thermal coal, and mining will commence as early as April 2009. This complex includes an extensive reserve base of 80 million tons, has favorable seam thickness and clean tons per foot of advance, and is anticipated to be a low-cost source.
     The Hill Fork surface mine in Boone County, West Virginia, is expected to ultimately produce up to 0.8 million tons of thermal coal annually, with output commencing as early as February 2009. The Company has already secured all necessary permits. As a surface mine which can feed into existing infrastructure, Hill Fork is designed to produce coal with a very competitive cost structure.
     “With the addition of the Magnum properties, we continue to strategically identify lower-cost, higher-recovery and more predictable mining opportunities, as we pursue the transformation of Patriot into a more competitive long-term coal supplier. By idling higher-cost facilities, while continuing to ramp up lower-cost operations, Patriot will be well-positioned with a broad platform of mining complexes competitive under current market conditions and positioned to thrive as markets rebound,” said Patriot Chief Executive Officer Richard M. Whiting. “Long-term fundamentals in the coal markets remain solid, and these actions position Patriot as a stronger competitor. We appreciate the contributions of our experienced workforce at the facilities being idled, and are optimistic that we will be able to offer some of these employees opportunities at our continuing operations.”
About Patriot Coal
Patriot Coal Corporation is the third largest producer and marketer of coal in the eastern United States, with 16 mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.9 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.

Forward Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: changes in laws or regulations; changes in general economic conditions, including coal, power, and steel market conditions; the outcome of commercial negotiations involving sales contracts or other transactions; the Company’s dependence on coal supply agreements with Peabody Energy Corporation in the near future; geologic, equipment and operational risks associated with mining; supplier and contract miner performance and the availability and cost of key equipment and commodities; the Company’s ability to replace coal reserves; labor availability and relations; availability and costs of transportation; weather patterns affecting energy demand; ability to obtain mining permits; legislative and regulatory developments; risks associated with environmental laws and compliance; the outcome of pending or future litigation; and the availability and costs of competing energy resources. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K, 10-Q, S-4 and 8-K reports.
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